Exhibit 99.1

Walgreens Boots Alliance Reports Fiscal 2015 Year-End and Fourth Quarter Results

•	Adjusted fiscal year 2015 net earnings attributable to Walgreens Boots Alliance per diluted share increase 18.3 percent to $3.88 compared with the year-ago period; GAAP net earnings attributable to Walgreens Boots Alliance per diluted share increase 100 percent to $4.00

•	Adjusted fiscal year 2015 net earnings attributable to Walgreens Boots Alliance increase 28.9 percent to $4.1 billion compared with the year-ago period; GAAP net earnings attributable to Walgreens Boots Alliance increase 118.4 percent to $4.2 billion

•	Adjusted fourth quarter net earnings attributable to Walgreens Boots Alliance per diluted share increase 14.3 percent to $0.88 compared with the year-ago period; GAAP net earnings attributable to Walgreens Boots Alliance per diluted share were $0.02 compared with a loss of $0.23 in last year’s fourth quarter

•	Adjusted fourth quarter net earnings attributable to Walgreens Boots Alliance increase 30.1 percent to $969 million compared with the year-ago period; GAAP net earnings attributable to Walgreens Boots Alliance were $26 million compared with a loss of $221 million in last year’s fourth quarter

•	Free cash flow totals $4.4 billion in fiscal year 2015, $1.1 billion in the quarter; GAAP operating cash flow totals $5.7 billion in fiscal year 2015, $1.5 billion in the quarter

DEERFIELD, Ill., 28 October 2015 – Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced financial results for fiscal year and fourth quarter 2015 that ended 31 August 2015.

Executive Vice Chairman and CEO Stefano Pessina said, “We are pleased with our progress and performance in the fourth quarter and in our first fiscal year since launching Walgreens Boots Alliance. While we have much work to do and operate in some challenging markets, we are excited and energized by the outlook and opportunities ahead as we put in place our strategies for long-term, sustainable growth. We believe we can shape the future of health care around the world through our ability to bring global solutions to local communities, benefiting all participants, populations and stakeholders.”

Overview of Fiscal Year and Fourth Quarter Results

In fiscal 2015, GAAP net earnings attributable to Walgreens Boots Alliance increased 118.4 percent to $4.2 billion compared with the same period a year ago, while GAAP net earnings attributable to Walgreens Boots Alliance per diluted share increased 100 percent to $4.00 compared with the same period a year ago.

Adjusted net earnings attributable to Walgreens Boots Alliance for fiscal year 2015 increased 28.9 percent to $4.1 billion compared with the same period a year ago. Adjusted net earnings attributable to Walgreens Boots Alliance per diluted share for fiscal year 2015 increased 18.3 percent to $3.88 compared with the same period a year ago. Earnings adjustments in fiscal year 2015 were a net reduction of GAAP net earnings attributable to Walgreens Boots Alliance of $135 million or $0.12 per diluted share. (Please see the “Reconciliation of Non-GAAP Financial Measures” table and accompanying disclosures at the end of this press release for more detailed information regarding non-GAAP financial measures herein, including the items reflected in adjusted net earnings calculations.)

Net sales in fiscal year 2015 increased 35.4 percent to $103.4 billion compared with the same period a year ago.

Fiscal 2015 fourth quarter net earnings attributable to Walgreens Boots Alliance determined in accordance with GAAP were $26 million compared with a loss of $221 million in the same quarter a year ago, while GAAP net earnings attributable to Walgreens Boots Alliance per diluted share were $0.02 compared with a loss of $0.23 in the same quarter a year ago.

Adjusted fiscal 2015 fourth quarter net earnings attributable to Walgreens Boots Alliance increased 30.1 percent to $969 million compared with the same quarter a year ago. Adjusted net earnings attributable to Walgreens Boots Alliance per diluted share for the quarter increased 14.3 percent to $0.88 compared with the same quarter a year ago. Fiscal 2015 fourth quarter earnings adjustments were a net increase of GAAP net earnings attributable to Walgreens Boots Alliance of $943 million or 86 cents per diluted share.

Net sales in the fourth quarter increased 49.7 percent to $28.5 billion compared with the same quarter a year ago, largely due to the inclusion of Alliance Boots consolidated results.

Combined net synergies for fiscal 2015 were $799 million. This includes $81 million classified as synergies in the fourth quarter which related to activities commencing in prior fiscal years. The company continues to expect to reach at least $1.0 billion in combined net synergies in fiscal 2016. This excludes the synergy benefits related to the company’s strategic, long-term relationship with AmerisourceBergen and the benefits of refinancing the legacy Alliance Boots indebtedness at a lower cost.

Walgreens Boots Alliance generated free cash flow of $4.4 billion in the fiscal year and $1.1 billion in the quarter. GAAP operating cash flow totaled $5.7 billion in the fiscal year and $1.5 billion in the quarter.

Company Outlook

The company today introduced guidance for fiscal year 2016 with anticipated adjusted net earnings per share attributable to Walgreens Boots Alliance of $4.25 to $4.55 on a diluted basis. This guidance assumes no material accretion from the agreement to acquire Rite Aid (as covered separately yesterday), which is expected to close in the second half of calendar 2016, but reflects an adverse impact on adjusted earnings per share due to the suspension of the balance of the company’s $3 billion share repurchase program to partly fund the transaction.

Restructuring Program

The company previously announced a $1.5 billion cost transformation program through the end of fiscal year 2017, primarily in its Retail Pharmacy USA division, to restructure and invest in the company’s future in a way that is better for customers and simpler for employees, resulting in a faster and more agile company. During the fourth quarter of fiscal 2015, the company continued to make good progress with the program and has achieved more than half of the program’s expected savings as of the end of the fiscal year. In the Retail Pharmacy USA division, this effort included: closing 75 stores in the quarter for a total of 84 store closings in fiscal year 2015 as part of a plan to close approximately 200 stores; reorganizing divisional and field operations; driving operating efficiencies; and streamlining information technology and other functions. Actions taken in the quarter resulted in pre-tax charges to the company’s GAAP financial results in the quarter of $382 million ($179 million in real estate costs, $120 million in asset impairments and $83 million in severance and other business transition and exit costs, with $372 million recorded in the Retail Pharmacy USA division and $10 million recorded in the Retail Pharmacy International division) and for the program to date of $542 million ($223 million in asset impairments, $202 million in real estate costs and $117 million in severance and other business transition costs and exit costs, with $523 million recorded in the Retail Pharmacy USA division and $19 million recorded in the Retail Pharmacy International division).

Business Segment Highlights

Retail Pharmacy USA:

The Retail Pharmacy USA division, whose principal retail pharmacy brands are Walgreens and Duane Reade, had fiscal year 2015 total sales of $81.0 billion, an increase of 6.0 percent over the previous fiscal year. Total sales in comparable drugstores (those open at least a year) increased 6.4 percent compared with the previous year. Comparable retail sales increased 1.5 percent in the fiscal year, with an increase in basket size partially offset by lower customer traffic compared with the previous fiscal year.

Pharmacy sales, which represented 66.1 percent of division total sales in fiscal year 2015, increased 8.2 percent compared with the previous year, while comparable pharmacy sales increased 9.3 percent. The division filled 894 million prescriptions (including immunizations) on a 30-day adjusted basis in the fiscal year, an increase of 4.4 percent over the previous year. Prescriptions filled in comparable stores increased 4.6 percent compared with the previous year. For the year ending 31 August 2015, the division’s retail prescription market share in the USA on a 30-day adjusted basis increased approximately 20 basis points over the year-ago period to 19.1 percent, as reported by IMS Health.

GAAP operating income in fiscal year 2015 decreased 7.2 percent over the year-ago period to $3.9 billion. Adjusted operating income in fiscal year 2015 increased 4.8 percent over the year-ago period to $5.1 billion.

Fourth quarter total sales for the Retail Pharmacy USA division were $19.9 billion, an increase of 4.7 percent over the year-ago quarter. Total sales in comparable drugstores increased 6.5 percent compared with the same quarter a year ago. Comparable retail sales increased 0.4 percent in the fourth quarter with an increase in basket size partially offset by lower customer traffic compared with last year’s fourth quarter.

Pharmacy sales, which accounted for 67.4 percent of division total sales in the quarter, increased 6.6 percent compared with the year-ago quarter, while comparable pharmacy sales increased 10.0 percent. The division filled 222 million prescriptions (including immunizations) adjusted to 30-day equivalents in the quarter, an increase of 4.6 percent over last year’s fourth quarter. Prescriptions filled in comparable stores increased 5.1 percent compared with the same quarter last year. For the quarter ending 31 August 2015, the division’s retail prescription market share in the USA on a 30-day adjusted basis increased approximately 20 basis points over a year ago to 19.1 percent, as reported by IMS Health.

GAAP operating income in the fiscal 2015 fourth quarter decreased 48.2 percent over the year-ago quarter to $511 million. Adjusted operating income in the fourth quarter decreased 10.1 percent over the year-ago quarter to $1.1 billion. The decrease in adjusted operating income primarily resulted from having no equity earnings in Alliance Boots in the current period versus three months in the comparable period.

The 2015 fiscal year (for periods subsequent to 31 December 2014) and fourth quarter for the Retail Pharmacy USA division include results of operations, the allocation of synergy benefits including Walgreens Boots Alliance Development GmbH (WBAD) and an allocation of combined corporate costs. The 2014 fiscal year and quarter included all corporate costs of Walgreen Co., the full consolidated results of WBAD and equity income from Walgreen Co.’s pre-closing 45 percent interest in Alliance Boots.

As of 31 August 2015, the division operated 8,173 drugstores across all 50 states, the District of Columbia, Puerto Rico and the US Virgin Islands, a net decrease of 34 stores since the end of the prior fiscal year.

Retail Pharmacy International:

The Retail Pharmacy International division, whose principal retail brands are Boots in the UK, Thailand, Norway, the Republic of Ireland and The Netherlands, Benavides in Mexico and Ahumada in Chile, had total sales of $8.8 billion in the fiscal year since the 31 December 2014 combination. On a pro forma constant currency basis, comparable store sales in the fiscal year since 31 December 2014 increased 3.6 percent compared with the same period a year ago. GAAP operating income for the fiscal year was $409 million, while adjusted operating income was $616 million.

Fourth quarter total sales for the Retail Pharmacy International division were $3.5 billion. On a pro forma constant currency basis, comparable store sales in the fourth quarter increased 4.3 percent compared with the same period a year ago. GAAP operating income was $196 million, while adjusted operating income was $242 million.

As of 31 August 2015, the division operated 4,582 pharmacy-led health and beauty retail stores in eight countries, a net increase of 20 stores since 31 December 2014.

Pharmaceutical Wholesale:

The Pharmaceutical Wholesale division, which mainly operates under the Alliance Healthcare brand, had total sales of $15.3 billion in the fiscal year since 31 December 2014. On a pro forma constant currency basis, sales in the fiscal year since 31 December 2014 increased 1.8 percent compared with the same period a year ago. GAAP operating income for the period was $376 million, while adjusted operating income was $450 million.

Fourth quarter total sales for the Pharmaceutical Wholesale division were $5.8 billion. On a pro forma constant currency basis, sales increased 5.0 percent compared with the same period a year ago. GAAP operating income was $133 million, while adjusted operating income was $158 million.

Comparability of Results

Walgreens Boots Alliance has organized its operations and reports results in three segments: Retail Pharmacy USA, Retail Pharmacy International and Pharmaceutical Wholesale. Segmental reporting includes the allocation of synergy benefits, including WBAD’s results, and the combined corporate costs for periods subsequent to 31 December 2014. The company has determined that it is impracticable to allocate historical results to the current segmental presentation.

Following the combination, the company eliminated the three-month reporting lag and recast prior period results with no lag. The combination on 31 December 2014 also means fiscal year 2015 reporting includes the results of Alliance Boots for eight months (January through August 2015) on a fully consolidated basis and four months (September through December 2014) as equity income from Walgreen Co.’s pre-closing 45 percent interest.

The company’s balance sheet reflects the full consolidation of Alliance Boots assets and liabilities as a result of the close of the combination on 31 December 2014. The company’s purchase accounting remains preliminary as contemplated by U.S. generally accepted accounting principles (GAAP) and, as a result, there may be upon further review future changes to the value, as well as allocation, of the acquired assets and liabilities, associated amortization expense, goodwill and the gain on the previously held equity interest.

Year-over-year comparisons of results require consideration of the foregoing factors and are not directly comparable.

Conference Call

Walgreens Boots Alliance will hold a one-hour conference call to discuss the fourth quarter results and yesterday’s acquisition announcement beginning at 8:30 a.m. Eastern time today, 28 October 2015. The conference call will be simulcast through the Walgreens Boots Alliance investor relations website at: http://investor.walgreensbootsalliance.com. A replay of the conference call will be archived on the website for 12 months after the call.

The replay also will be available from 11:30 a.m. Eastern time, 28 October 2015 through 4 November 2015, by calling 855-859-2056 within the USA and Canada, or 404-537-3406 outside the USA and Canada, using replay code 42212047.

Cautionary Note Regarding Forward-Looking Statements: All statements in this release that are not historical including, without limitation, estimates of and goals for future financial and operating performance (including those under “Company Outlook” above), the expected execution and effect of our business strategies, our cost-savings and growth initiatives and restructuring activities and the amounts and timing of their expected impact, and our pending agreement with Rite Aid and the transactions contemplated thereby and their possible effects, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “guidance,” “target,” “continue,” “sustain,” “synergy,” “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that could cause actual results to vary materially from those indicated, including, but not limited to, those relating to the impact of private and public third-party payers’ efforts to reduce prescription drug reimbursements, the impact of generic prescription drug inflation, the timing and magnitude of the impact of branded to generic drug conversions, our ability to realize anticipated synergies and achieve anticipated financial, tax and operating results in the amounts and at the times anticipated, supply arrangements including our commercial agreement with AmerisourceBergen Corporation, the arrangements and transactions contemplated by our framework agreement with AmerisourceBergen and their possible effects, the risks associated with equity investments in AmerisourceBergen including whether the warrants to invest in AmerisourceBergen will be exercised and the ramifications thereof, the occurrence of any event, change or other circumstance that could give rise to the termination, cross-termination or modification of any of our contractual obligations, the amount of costs, fees, expenses and charges incurred in connection with strategic transactions, whether the actual costs associated with restructuring activities will exceed estimates, our ability to realize expected savings and benefits from cost-savings initiatives, restructuring activities and acquisitions in the amounts and at the times anticipated, the timing and amount of any impairment or other charges, changes in management’s assumptions, the risks associated with governance and control matters, the ability to retain key personnel, changes in economic and business conditions generally or in the markets in which we participate, changes in financial markets, interest rates and foreign currency exchange rates, the risks associated with international business operations, the risk of unexpected costs, liabilities or delays, changes in vendor, customer and payer relationships and terms, including changes in network participation and reimbursement terms, risks of inflation in the cost of goods, risks associated with the operation and growth of our customer loyalty programs, risks associated with acquisitions, divestitures, joint ventures and strategic investments, including our ability to satisfy the closing conditions and consummate the pending acquisition of Rite Aid and related financing matters on a timely basis or at all, the risks associated with the integration of complex businesses, subsequent adjustments to preliminary purchase accounting determinations, outcomes of legal and regulatory matters, including with respect to regulatory review and actions in connection with the pending acquisition of Rite Aid, and changes in legislation, regulations or interpretations thereof. These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 2015, which is incorporated herein by reference, and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, we do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is the first global pharmacy-led, health and wellbeing enterprise.

The company was created through the combination of Walgreens and Alliance Boots in December 2014, bringing together two leading companies with iconic brands, complementary geographic footprints, shared values and a heritage of trusted health care services through pharmaceutical wholesaling and community pharmacy care, dating back more than 100 years.

The company employs more than 370,000* people and has a presence in more than 25* countries; it is the largest retail pharmacy, health and daily living destination in the USA and Europe. Including its equity method investments, Walgreens Boots Alliance is a global leader in pharmacy-led, health and wellbeing retail with over 13,100* stores in 11* countries. The company includes one of the largest global pharmaceutical wholesale and distribution networks with over 350* distribution centers delivering to more than 200,000** pharmacies, doctors, health centers and hospitals each year in 19* countries. In addition, Walgreens Boots Alliance is one of the world’s largest purchasers of prescription drugs and many other health and wellbeing products.

Its portfolio of retail and business brands includes Walgreens, Duane Reade, Boots and Alliance Healthcare, as well as increasingly global health and beauty product brands, such as No7, Botanics, Liz Earle and Soap & Glory. More company information is available at www.walgreensbootsalliance.com.

*	As at 31 August 2015 including equity method investments
**	For 12 months ended 31 August 2015 including equity method investments

Media Relations	Contact
USA / Michael Polzin International / Laura Vergani	+1 847 315 2935 +44 (0)207 980 8585

Investor Relations	Contact
Gerald Gradwell and Ashish Kohli	+1 847 315 2922

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(UNAUDITED AND SUBJECT TO RECLASSIFICATION)

(In Millions, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
	2015	2014	2015	2014

Net sales	$28,522	$19,057	$103,444	$76,392
Cost of sales	21,257	13,730	76,520	54,823

Gross Profit	7,265	5,327	26,924	21,569
Selling, general and administrative expenses	6,429	4,493	22,571	17,992
Equity earnings in Alliance Boots	—	152	315	617

Operating Income	836	986	4,668	4,194

Gain on previously held equity interest	(143)	—	563	—
Other income (expense)	(479)	(771)	685	(481)

Earnings Before Interest and Income Tax Provision (EBIT)	214	215	5,916	3,713

Interest expense, net	255	43	605	156

Earnings (Loss) Before Income Tax Provision	(41)	172	5,311	3,557

Income tax (benefit) provision	(64)	359	1,056	1,526
Post tax earnings from equity method investments	9	—	24	—

Net Earnings (Loss)	32	(187)	4,279	2,031

Net earnings attributable to noncontrolling interests	6	34	59	99

Net Earnings (Loss) Attributable to Walgreens Boots Alliance, Inc.	$26	$(221)	$4,220	$1,932

Net earnings (loss) per common share attributable to Walgreens Boots Alliance, Inc. :
Basic	$0.02	$(0.23)	$4.05	$2.03

Diluted	$0.02	$(0.23)	$4.00	$2.00

Dividends declared per share	$0.3600	$0.3375	$1.3725	$1.2825

Average shares outstanding	1,091.9	956.0	1,043.2	953.1
Dilutive effect of stock options	10.6	11.9	10.7	12.1

Average Diluted Shares	1,102.5	967.9	1,053.9	965.2

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED AND SUBJECT TO RECLASSIFICATION)

(In Millions)

	August 31, 2015	August 31, 2014
Assets
Current Assets:
Cash and cash equivalents	$3,000	$2,646
Accounts receivable, net	6,849	3,218
Inventories	8,678	6,076
Other current assets	1,130	302

Total Current Assets	19,657	12,242

Non-Current Assets:
Property, plant and equipment, at cost, less accumulated depreciation and amortization	15,068	12,257
Equity investment in Alliance Boots	—	7,336
Goodwill	16,372	2,359
Intangible assets	12,351	1,180
Other non-current assets	5,334	1,876

Total Non-Current Assets	49,125	25,008

Total Assets	$68,782	$37,250

Liabilities and Equity
Current Liabilities:
Short-term borrowings	$1,068	$774
Trade accounts payable	10,088	4,315
Accrued expenses and other liabilities	5,225	3,701
Income taxes	176	105

Total Current Liabilities	16,557	8,895

Non-Current Liabilities:
Long-term debt	13,315	3,716
Deferred income taxes	3,538	1,080
Other non-current liabilities	4,072	2,942

Total Non-Current Liabilities	20,925	7,738

Equity	31,300	20,617

Total Liabilities and Equity	$68,782	$37,250

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED AND SUBJECT TO RECLASSIFICATION)

(In Millions)

	Twelve Months Ended
	August 31, 2015	August 31, 2014
Cash flows from operating activities:
Net earnings	$4,279	$2,031
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation and amortization	1,742	1,316
Change in fair value of warrants and related amortization	(779)	(385)
Loss on exercise of call option	—	866
Gain on previously held equity interest	(563)	—
Deferred income taxes	(32)	177
Stock compensation expense	109	114
Equity earnings in Alliance Boots	(315)	(617)
Other	728	181
Changes in operating assets and liabilities -
Accounts receivable, net	(338)	(616)
Inventories	719	860
Other current assets	22	(10)
Trade accounts payable	268	(339)
Accrued expenses and other liabilities	170	195
Income taxes	(335)	17
Other non-current assets and liabilities	(11)	103

Net cash provided by operating activities	5,664	3,893

Cash flows from investing activities:
Additions to property, plant and equipment	(1,251)	(1,106)
Proceeds from sale leaseback transactions	867	67
Proceeds related to the sale of businesses	814	93
Proceeds from sale of other assets	184	139
Alliance Boots acquisition, net of cash acquired	(4,461)	—
Other business and intangible asset acquisitions, net of cash acquired	(371)	(344)
Purchases of short-term investments held to maturity	(49)	(59)
Proceeds from short-term investments held to maturity	50	58
Investment in AmerisourceBergen	—	(493)
Other	(59)	(86)

Net cash used for investing activities	(4,276)	(1,731)

Cash flows from financing activities:
Payments of short-term borrowings, net	(226)	—
Proceeds from issuance of long-term debt	12,285	—
Payments of long-term debt	(10,472)	(550)
Proceeds from financing leases	—	268
Stock purchases	(1,226)	(705)
Proceeds related to employee stock plans	503	612
Cash dividends paid	(1,384)	(1,199)
Other	(395)	(48)

Net cash used for financing activities	(915)	(1,622)

Effect of exchange rate changes on cash and cash equivalents	(119)	—

Changes in cash and cash equivalents:
Net increase in cash and cash equivalents	354	540
Cash and cash equivalents at beginning of period	2,646	2,106

Cash and cash equivalents at end of period	$3,000	$2,646

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION (UNAUDITED)

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In millions, except per share amounts)

The following information provides reconciliations of the supplemental non-GAAP financial measures, as defined under SEC rules, presented in this press release to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). The company has provided these non-GAAP financial measures in the press release, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP. These supplemental non-GAAP financial measures are presented because management has evaluated the company’s financial results both including and excluding the adjusted items and believes that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the Company’s business from period to period and trends in the company’s historical operating results. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release.

NET EARNINGS AND EARNINGS PER SHARE

	Three months ended		Twelve months ended
	August 31, 2015	August 31, 2014	August 31, 2015	August 31, 2014
Net earnings (loss) attributable to Walgreens Boots Alliance, Inc. (GAAP)	$26	$(221)	$4,220	$1,932
Alliance Boots call option loss	—	866	—	866
Acquisition-related amortization	84	58	367	238
Cost transformation	224	—	338	—
LIFO provision (benefit)	53	(12)	178	86
Transaction foreign currency hedging loss	—	—	166	—
Asset impairment	—	—	69	—
Alliance Boots equity method non-cash tax	—	41	71	180
Early debt extinguishment	62	—	62	—
Acquisition-related costs	—	13	54	54
Store closures and other optimization costs	—	95	35	179
Prefunded interest expense	—	—	26	—
Loss (gain) on sale of business	(1)	(6)	11	(6)
Gain on previously held equity interest	143	—	(671)	—
Decrease (increase) in fair market value of warrants	408	(89)	(567)	(359)
Release of capital loss valuation allowance	(5)	—	(220)	—
Net investment hedging gain(1)	(54)	—	(54)	—
Adjusted tax rate true-up	29	—	—	—

Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. (Non-GAAP measure)	$969	$745	$4,085	$3,170

Net earnings (loss) per common share attributable to Walgreens Boots Alliance, Inc. – diluted (GAAP)	$0.02	$(0.23)	$4.00	$2.00
Alliance Boots call option loss	—	0.90	—	0.90

Acquisition-related amortization	0.08	0.06	0.35	0.25
Cost transformation	0.20	—	0.32	—
LIFO provision (benefit)	0.05	(0.01)	0.17	0.09
Transaction foreign currency hedging loss	—	—	0.16	—
Asset impairment	—	—	0.07	—
Alliance Boots equity method non-cash tax	—	0.04	0.07	0.18
Early debt extinguishment	0.06	—	0.06	—
Acquisition-related costs	—	0.01	0.05	0.06
Store closures and other optimization costs	—	0.10	0.03	0.18
Prefunded interest expense	—	—	0.03	—
Loss (gain) on sale of business	—	(0.01)	0.01	(0.01)
Gain on previously held equity interest	0.13	—	(0.64)	—
Decrease (increase) in fair market value of warrants	0.37	(0.09)	(0.54)	(0.37)
Release of capital loss valuation allowance	—	—	(0.21)	—
Net investment hedging gain(1)	(0.05)	—	(0.05)	—
Adjusted tax rate true-up	0.02	—	—	—

Adjusted net earnings per common share attributable to Walgreens Boots Alliance, Inc. – diluted (Non-GAAP measure)	$0.88	$0.77	$3.88	$3.28

(1)	Net investment hedge gains/losses are reported as an adjustment prospectively beginning in FY15 4Q. Net investment hedge gains of $10 million or $0.01 per share in FY15 2Q and $7 million or $0.01 per share in FY15 3Q were included in the company’s GAAP and adjusted net earnings. There were no net investment hedge gains/losses in FY15 1Q.

OPERATING INCOME BY SEGMENT

	Three months ended August 31, 2015
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations and Other	Walgreens Boots Alliance, Inc.
Operating Income (GAAP)	$511	$196	$133	$(4)	$836
Cost transformation	372	10	—	—	382
Acquisition-related amortization	52	36	25	—	113
LIFO provision	109	—	—	—	109
Store closures and other optimization costs	5	—	—	—	5
Loss on sale of business	5	—	—	—	5

Adjusted Operating Income (Non-GAAP measure)	$1,054	$242	$158	$(4)	$1,450

	Three months ended August 31, 2014
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations and Other	Walgreens Boots Alliance, Inc.
Operating Income (GAAP)	$986	$—	$—	$—	$986
Store closures and other optimization costs	146	—	—	—	146
Acquisition-related amortization	90	—	—	—	90
LIFO benefit	(18)	—	—	—	(18)
Acquisition-related costs	20	—	—	—	20
Increase in fair market value of warrants	(42)	—	—	—	(42)
Gain on sale of business	(9)	—	—	—	(9)

Adjusted Operating Income (Non-GAAP measure)	$1,173	$—	$—	$—	$1,173

	Twelve months ended August 31, 2015
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations and Other	Walgreens Boots Alliance, Inc.
Operating Income (GAAP)	$3,890	$409	$376	$(7)	$4,668
Cost transformation	523	19	—	—	542
Acquisition-related amortization	260	188	67	—	515
LIFO provision	285	—	—	—	285
Asset impairment	110	—	—	—	110
Acquisition-related costs	80	—	7	—	87
Store closures and other optimization costs	56	—	—	—	56
Loss on sale of business	17	—	—	—	17
Increase in fair market value of warrants	(123)	—	—	—	(123)

Adjusted Operating Income (Non-GAAP measure)	$5,098	$616	$450	$(7)	$6,157

	Twelve months ended August 31, 2014
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations and Other	Walgreens Boots Alliance, Inc.
Operating Income (GAAP)	$4,194	$—	$—	$—	$4,194
Acquisition-related amortization	364	—	—	—	364
Store closures and other optimization costs	271	—	—	—	271
LIFO provision	132	—	—	—	132
Acquisition-related costs	82	—	—	—	82
Increase in fair market value of warrants	(168)	—	—	—	(168)
Gain on sale of business	(9)	—	—	—	(9)

Adjusted Operating Income (Non-GAAP measure)	$4,866	$—	$—	$—	$4,866

GROSS PROFIT BY SEGMENT

	Three months ended August 31, 2015
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations and Other	Walgreens Boots Alliance, Inc.
Gross Profit (GAAP)	$5,253	$1,477	$539	$(4)	$7,265
LIFO provision	109	—	—	—	109

Adjusted gross profit (Non-GAAP measure)	$5,362	$1,477	$539	$(4)	$7,374

Total Sales	$19,947	$3,466	$5,754	$(645)	$28,522
Gross Margin (GAAP)	26.3%	42.6%	9.4%	NMF	25.5%
Adjusted gross margin (Non-GAAP measure)	26.9%	42.6%	9.4%	NMF	25.9%

	Three months ended August 31, 2014
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations and Other	Walgreens Boots Alliance, Inc.
Gross Profit (GAAP)	$5,327	$—	$—	$—	$5,327
Store closures and other optimization costs	7	—	—	—	7
LIFO benefit	(18)	—	—	—	(18)

Adjusted gross profit (Non-GAAP measure)	$5,316	$—	$—	$—	$5,316

Total Sales	$19,057	$—	$—	$—	$19,057
Gross Margin (GAAP)	28.0%	—%	—%	—%	28.0%
Adjusted gross margin (Non-GAAP measure)	27.9%	—%	—%	—%	27.9%

	Twelve months ended August 31, 2015
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations and Other	Walgreens Boots Alliance, Inc.
Gross Profit (GAAP)	$21,822	$3,623	$1,486	$(7)	$26,924
LIFO provision	285	—	—	—	285
Acquisition-related amortization	—	100	6	—	106

Adjusted gross profit (Non-GAAP measure)	$22,107	$3,723	$1,492	$(7)	$27,315

Total Sales	$80,974	$8,781	$15,327	$(1,638)	$103,444
Gross Margin (GAAP)	26.9%	41.3%	9.7%	NMF	26.0%
Adjusted gross margin (Non-GAAP measure)	27.3%	42.4%	9.7%	NMF	26.4%

	Twelve months ended August 31, 2014
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations and Other	Walgreens Boots Alliance, Inc.
Gross Profit (GAAP)	$21,569	$—	$—	$—	$21,569
LIFO provision	132	—	—	—	132
Store closures and other optimization costs	12	—	—	—	12

Adjusted gross profit (Non-GAAP measure)	$21,713	$—	$—	$—	$21,713

Total Sales	$76,392	$—	$—	$—	$76,392
Gross Margin (GAAP)	28.2%	—%	—%	—%	28.2%
Adjusted gross margin (Non-GAAP measure)	28.4%	—%	—%	—%	28.4%

NMF    Not meaningful

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES BY SEGMENT

	Three months ended August 31, 2015
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations and Other	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)	$4,742	$1,281	$406	$—	$6,429
Cost transformation	372	10	—	—	382
Acquisition-related amortization	52	36	25	—	113
Store closures and other optimization costs	5	—	—	—	5
Loss on sale of business	5	—	—	—	5

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,308	$1,235	$381	$—	$5,924

Total Sales	$19,947	$3,466	$5,754	$(645)	$28,522
Selling, general and administrative expenses percent to sales (GAAP)	23.8%	37.0%	7.1%	—%	22.5%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	21.6%	35.6%	6.6%	—%	20.8%

	Three months ended August 31, 2014
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations and Other	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)	$4,493	$—	$—	$—	$4,493
Store closures and other optimization costs	139	—	—	—	139
Acquisition-related amortization	68	—	—	—	68
Acquisition-related costs	20	—	—	—	20
Gain on sale of business	(9)	—	—	—	(9)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,275	$—	$—	$—	$4,275

Total Sales	$19,057	$—	$—	$—	$19,057
Selling, general and administrative expenses percent to sales (GAAP)	23.6%	—%	—%	—%	23.6%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	22.4%	—%	—%	—%	22.4%

	Twelve months ended August 31, 2015
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations and Other	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)	$18,247	$3,214	$1,110	$—	$22,571
Cost transformation	523	19	—	—	542
Acquisition-related amortization	230	88	61	—	379
Asset impairment	110	—	—	—	110
Acquisition-related costs	80	—	7	—	87
Store closures and other optimization costs	56	—	—	—	56
Loss on sale of business	17	—	—	—	17

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$17,231	$3,107	$1,042	$—	$21,380

Total Sales	$80,974	$8,781	$15,327	$(1,638)	$103,444
Selling, general and administrative expenses percent to sales (GAAP)	22.5%	36.6%	7.2%	—%	21.8%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	21.3%	35.4%	6.8%	—%	20.7%

	Twelve months ended August 31, 2014
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations and Other	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)	$17,992	$—	$—	$—	$17,992
Acquisition-related amortization	282	—	—	—	282
Store closures and other optimization costs	259	—	—	—	259
Acquisition-related costs	82	—	—	—	82
Gain on sale of business	(9)	—	—	—	(9)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$17,378	$—	$—	$—	$17,378

Total Sales	$76,392	$—	$—	$—	$76,392
Selling, general and administrative expenses percent to sales (GAAP)	23.6%	—%	—%	—%	23.6%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	22.7%	—%	—%	—%	22.7%

FREE CASH FLOW

	Three months ended	Twelve months ended
	August 31, 2015	August 31, 2015
Net cash provided by operating activities (GAAP)	$1,505	$5,664
Less: Additions to property, plant and equipment	361	1,251

Free cash flow(1)	$1,144	$4,413

(1)	Free cash flow is defined as net cash provided by operating activities in a period minus additions to property, plant and equipment (capital expenditures) made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

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